Exhibit 4

Majority Voting Director Resignation Policy

Majority Voting Director Resignation Policy

In accordance with the certificate of incorporation and by-laws of The Eastern Company (the “Company”), in an uncontested election, a nominee for election to the Board of Directors must receive a majority of the votes cast at an Annual Meeting of the Shareholders at which a quorum is present.  A nominee shall be elected as a director by a majority of the votes cast if the votes cast for the nominee’s election as a director exceed the votes cast against such nominee’s election as a director.  An election shall be considered to be contested if, as of the record date for such Annual Meeting, there are more nominees for election to the Board of Directors than there are positions on the Board of Directors to be filled by election at the Annual Meeting.

If a director is subject to reelection in an uncontested election by a majority of the votes cast, and if he or she fails to receive the required number of votes for reelection, then the Board of Directors expects the director to tender his or her resignation.  The Board of Directors shall nominate for election or reelection as a director only those candidates who agree to tender, promptly following the Annual Meeting at which they are elected or reelected as a director, irrevocable resignations that will be effective upon:  (a) their failure to receive the required vote at the next Annual Meeting at which they face reelection; and (b) the acceptance of such resignation by the Board of Directors.  In addition, the Board of Directors shall fill vacancies on the Board of Directors and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of resignation tendered by other directors in accordance with this policy.

If an incumbent director fails to receive the required vote for reelection, the Board of Directors shall act on an expedited basis to determine whether to accept or reject the director’s resignation.  The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.  The Board of Directors may consider such factors they deem to be relevant in deciding whether to accept or reject a director’s resignation.